Exhibit 99.1

EVERGREEN CORPORATION WITHDRAWS PROPOSALS PRESENTED AT EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

KUALA LUMPUR, MALAYSIA, MAY 11, 2023 (GLOBE NEWSWIRE) — Evergreen Corporation (Nasdaq: EVGR) (the “Company”) today announced that is withdrawing from consideration by the shareholders of the Company the proposals (the “Proposals”) set forth in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 2, 2023, as amended and supplemented on May 3, 2023, May 4, 2023 and May 5, 2023. The Company will continue to search for an initial business combination in accordance with its existing amended and restated articles and memorandum of association and the investment management trust agreement, dated as of February 8, 2022, by and between the Company and Continental Stock Transfer & Trust Company. Accordingly, the Company will deposit $1,150,000 for an additional three month extension, from May 11, 2023 to August 11, 2023, of the time available for the Company to complete an initial business combination. The shares tendered for redemption in connection with the extraordinary general meeting previously scheduled to vote upon the Proposals will be returned to shareholders as soon as practicable.

About Evergreen Corporation

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company has not selected any specific business combination target and has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on technology companies involved in Artificial Intelligence (AI), FinTech and Financial Services, the Metaverse, the Internet of Things (IoT), eCommerce, social commerce, Industry 4.0 (IR4.0), as well as areas surrounding the new digital economy, in the ASEAN region. The Company is led by Liew Choon Lian, the Company’s Chairman of the Board and Chief Executive Officer.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the deposit of additional funds into the Company’s trust account or the implementation of the extension. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Contact

Liew Choon Lian

Chief Executive Officer

Email: liew4788@gmail.com

Phone: +1 786 406 6082